Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES PRELIMINARY FISCAL 2013 SECOND

QUARTER FINANCIAL RESULTS

Irvine, CA, April 25, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported preliminary financial results for its fiscal second quarter ended March 31, 2013.

The Company expects net sales in the second quarter of fiscal 2013 to be approximately $174 million, below the Company’s guidance range of $180 to $200 million. The Company is also reviewing its inventory and currently expects to record an $11 million write-down of finished goods as a result of unusable components, as well as a small portion that is being written-down as a result of uncertainty in near-term demand forecasts. In-line with expectations, gross margin during the second quarter of fiscal 2013 is expected to be approximately (2.7) percent, before the impact of the anticipated inventory write-down. Including the inventory write-down, the GAAP gross margin is expected to be approximately (8.9) percent. A reconciliation of GAAP gross margin to non-GAAP gross margin is provided in the table at the end of this press release. MFLEX expects to provide its complete financial results and business outlook in its earnings release and conference call on May 2, 2013.

Reza Meshgin, Chief Executive Officer of MFLEX commented, “During the second quarter, we scaled back production as planned, and worked down $50 million in inventory. This enabled us to generate strong cash flow bringing our cash balance to about $130 million, in spite of very difficult market conditions. This challenging period was unfortunately exacerbated by the need to write-down inventories due to reasons unrelated to MFLEX’s operational or quality performance, as well as further demand softening during the quarter. While we are pursuing remedies for the unusable components, we believe it may be prudent to take this charge to write-down finished goods inventory at this time.”

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Mr. Meshgin concluded, “Looking ahead, we anticipate similar sales and approximately breakeven gross margin during the third quarter of fiscal 2013. However, we continue to expect a significant rebound in revenue and profitability in the fourth quarter and into fiscal 2014, when we anticipate an increase in demand from both existing and new customers. While our market continues to be challenging due to seasonality and product cycles, we are optimistic that a broader customer and product base will alleviate these challenges as we enter into fiscal 2014.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenue; net sales; sales; net income; profitability; gross margins; demand forecasts; inventory write-downs and charges related thereto; market conditions; success with recovering amounts being written-down for finished goods inventory; and expansion of the Company’s customer base and product base. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of

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factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; product mix; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, costs and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance; Company workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; the ability to recover amounts being written-down for finished goods inventory and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling

Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(unaudited)

Three Months Ended March 31, 2013
GAAP gross margin percentage	(8.9)%
Effect of finished goods inventory write-down	6.2%

Non-GAAP gross margin percentage	(2.7)%

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses a non-GAAP financial measure (non-GAAP gross margin) that excludes the charge to write-down finished goods inventory. Management excludes this item because it believes that the non-GAAP measure enhances an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

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